Registration No. 333-______

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               Ohio Power Company
             (Exact name of registrant as specified in its charter)

Ohio                                                                 31-4271000
(State or other jurisdiction                                   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

1 Riverside Plaza
Columbus, Ohio                                                            43215
(Address of principal executive offices)                            (Zip Code)

       Registrant's telephone number, including area code: (614) 716-1000

                          GEOFFREY S. CHATAS, Treasurer
           JEFFREY D. CROSS, Senior Vice President and General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                 (614) 716-1580
                 (Name, address and telephone number, including
                        area code, of agent for service)

         It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Simpson Thacher & Bartlett LLP                     Dewey Ballantine LLP
425 Lexington Avenue                               1301 Avenue of the Americas
New York, NY 10017-3909                            New York, NY 10019-6092
Attention:  James M. Cotter                        Attention:  E. N. Ellis, IV
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      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.
                               -------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
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    Title of
   Each Class                      Proposed       Proposed
       Of                           Maximum        Maximum
   Securities        Amount        Offering       Aggregate
     to be            to be          Price        Offering        Amount of
   Registered      Registered      Per Unit*       Price*     Registration Fee

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   Unsecured
     Notes        $650,000,000       100%        $650,000,000     $52,585
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*Estimated solely for purpose of calculating the registration fee.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 2003

                                   PROSPECTUS

                               OHIO POWER COMPANY
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                  614-716-1000

                                  $650,000,000
                                 UNSECURED NOTES
                                  TERMS OF SALE

      A prospectus supplement or pricing supplement will include the final terms for each note. If we decide to list upon issuance any note or notes on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms may apply to the notes that we may sell at one or more times.

      - Mature 9 months to 50 years
      - Fixed or floating interest rate
      - Remarketing features
      - Certificate or book-entry form
      - Subject to redemption
      - Not convertible, amortized or subject to a sinking fund
      - Interest paid on fixed rate notes quarterly or semi-annually
      - Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually
      - Issued in multiples of a minimum denomination
      - Issued with original issue discount

INVESTING IN THESE NOTES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 FOR MORE INFORMATION.

The notes have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 2003.


                                   THE COMPANY

      We generate, sell, purchase, transmit and distribute electric power. We serve approximately 702,000 customers in Ohio. We also sell and transmit power at wholesale to other electric utilities, municipalities, electric cooperatives and non-utility entities engaged in the wholesale power market. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000). We are a subsidiary of American Electric Power Company, Inc. ("AEP"), a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000).

                                  RISK FACTORS

         RISKS RELATED TO OUR REGULATED BUSINESS AND EVOLVING REGULATION

We may need regulatory or other approval to remain functionally separated; if we are unable to remain functionally separated, we need SEC approval.

      We currently operate as a functionally separated electric utility and no longer charge bundled rates for our retail sales of electricity. Ohio has enacted restructuring legislation (S.B.3) that provides for the legal separation of our generation-related assets from our electric transmission and distribution assets (Transmission and Distribution Business). The Public Utilities Commission of Ohio (PUCO) has approved our transition plan to legally separate our Transmission and Distribution Business as provided by Ohio restructuring legislation. We are currently determining, however, the regulatory feasibility of complying with restructuring legislation through continued functional separation. Assuming regulatory compliance, it is currently our intention to remain functionally separated.

      Our compliance with restructuring legislation through continued functional separation during the market development period provided for in S.B.3 (Development Period) may require the approval of or notification to the PUCO; it may also require notification to the Federal Energy Regulatory Commission (FERC) and the Securities and Exchange Commission (SEC). Furthermore, following the end of the Development Period, given the current uncertainty with respect to the method by which default service market rates will be determined, there is some question as to whether we would be required under S.B.3 to legally separate. Further action by the PUCO may be necessary to resolve this question. We can give no assurance that we can remain functionally separated.

      If we are unable to remain functionally separated and we are required to legally separate, we would still need SEC approval to legally separate. We can give no assurance that the SEC would not impose material adverse terms as a condition to approving our legal separation.

We operate in a changing regulatory environment.

      Our business plan is based on the provision of distribution services at PUCO-established rates and the provision of transmission services at FERC-established rates and assumes that deregulated generation in Ohio will not be re-regulated. There can be no assurance that Ohio will not reverse or revise its current regulatory initiatives, and there can be no assurance that recent federal legislative and regulatory initiatives, which have been designed to facilitate competition in the energy sector, will continue or will not be reversed. Alteration of the regulatory landscape in which we operate will impact the effectiveness of our business plan and may harm our financial condition and results of operations.

           RISKS RELATED TO OUR TRANSMISSION AND DISTRIBUTION BUSINESS

Our Transmission and Distribution Business is operating in a new market environment in which our Transmission and Distribution Business and others have little operating experience.

      The competitive electric market in Ohio is new. Our Transmission and Distribution Business has not had any significant operating history under the market framework created by the Ohio restructuring legislation. While to date the transition has not resulted in material difficulties, unforeseen difficulties could develop which could become material. Additionally, structural changes adopted to address any such difficulties could materially adversely affect our Transmission and Distribution Business' revenues and results of operations.

Rate regulation of our Transmission and Distribution Business may delay or deny full recovery of costs.

      Our Transmission and Distribution Business currently provides distribution service to retail customers in Ohio at rates effectively frozen through December 31, 2007 and approved by the PUCO. These rates are regulated by the PUCO based on an analysis of our expenses incurred in a test year. Thus, the rates we are allowed to charge may or may not match our expenses at any given time. While rate regulation in Ohio is premised on providing a reasonable opportunity to earn a reasonable rate of return on invested capital, there can be no assurance that the PUCO will judge all of our Transmission and Distribution Business' costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our Transmission and Distribution Business' costs.

Disruptions at power generation facilities owned by affiliates or third parties could interrupt our Transmission and Distribution Business' sale of distribution and transmission services.

      Our Transmission and Distribution Business could depend on power generation facilities owned by our affiliates through 2005, and following that time, possibly third parties to provide the electric power which our Transmission and Distribution Business transmits and distributes to our Transmission and Distribution Business' customers. If legal separation occurs, that entity will not own or operate any power generation facilities. If power generation is disrupted or if power generation capacity is inadequate, our Transmission and Distribution Business' services may be interrupted, and our revenues, financial condition and results of operations may be adversely affected.

Our Transmission and Distribution Business' revenues and results of operations are subject to risks that are beyond its control.

      Unless mitigated by timely and adequate regulatory recovery, the cost of repairing damage to our Transmission and Distribution Business' facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our Transmission and Distribution Business' revenues, operating and capital expenses and results of operations.

Uncertainty exists regarding FERC proposed security standards.

      In July 2002, the FERC published for comment its proposed security standards as part of the Standards for Market Design. These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities and require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and has significant penalties for non-compliance. These standards apply to marketers, transmission owners and power producers, including our Transmission and Distribution Business. Compliance with these standards would represent a significant effort that would impact our Transmission and Distribution Business. Unless the cost can be recovered from customers, results of operations and cash flows would be adversely affected.

The different regional power markets in which we compete or will compete in the future have changing transmission regulatory structures, which could affect our performance in these regions.

      Our Transmission and Distribution Business' results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new regional transmission organizations, or RTOs, may restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets may also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, our Transmission and Distribution Business is unable to assess fully the impact that these power markets may have on its business.

      In May 2002, AEP announced an agreement with the Pennsylvania-New Jersey-Maryland RTO (the PJM) Interconnection to pursue terms for participation in its RTO. In July 2002, the FERC tentatively approved the decision of certain AEP subsidiaries, including us, to join PJM subject to certain conditions being met. The performance of these conditions is only partially under AEP's control. In October 2002, PJM announced that the referenced AEP subsidiaries and other unaffiliated utilities planned to turn functional control of their transmission lines over to PJM during the first quarter of 2003 and were scheduled to become full members by May 2003. Legislation adopted in a jurisdiction in which one of our affiliates operates and other regulatory considerations have delayed our participation in PJM.

      Management is unable to predict the outcome of the legislative and regulatory actions and proceedings or their impact on the timing and operation of RTOs, our Transmission and Distribution Business' operations or future results of operations and cash flows.

               RISKS RELATED TO OUR GENERATION AND RELATED ASSETS

We have limited ability to pass on to our customers our costs of production.

      We are exposed to risk from changes in the market prices of coal used to generate power. The protection afforded by retail fuel clause recovery mechanisms was eliminated effective January 1, 2001 by the implementation of customer choice in Ohio. Because the risk of fuel price increases, increased environmental compliance costs and generating unit outage cannot be passed through to customers during the Development Period in Ohio (which will end no later than December 31, 2005), we retain these risks.

      Until the end of the Development Period, our Transmission and Distribution Business is required to provide power at capped rates, which may be below current market rates, to retail customers that do not choose an alternative power generation supplier. We currently provide the power that our Transmission and Distribution Business is required to provide to non-switching customers. This means that we bear the risk of fuel and power price increases, increased costs of environmental compliance and generating unit outage. Following the end of the Development Period, there is no obligation to sell to such customers at capped generation rates. By law, the cost of generation service for customers that do not choose an alternative power generation supplier must be at market rates. The determination of what constitutes market rates has not been resolved by the PUCO. If, following the end of the Development Period, our costs to acquire or provide generation service to such customers exceed what is determined to be market rates, our financial condition and results of operations would be adversely affected.

Our default service does not restrict customers from switching power suppliers.

      Those default service customers that we serve may choose to purchase power from alternative suppliers. Should they choose to switch from us, our sales of power may decrease. Customers originally choosing alternative suppliers may later switch to our default service obligations. This may increase demand above our facilities' available capacity. Thus, any such switching by customers could have an adverse effect on our results of operations and financial position. Conversely, to the extent the power sold by us to meet the default service obligations could have been sold to third parties at more favorable wholesale prices, we will have incurred potentially significant lost opportunity costs.

Changes in commodity prices may increase our cost of producing power or decrease the amount we receive from selling power, harming our financial performance.

      We are heavily exposed to changes in the price and availability of coal because virtually all of our generating capacity is coal-fired. We have contracts of varying durations for the supply of coal for most of our existing generation capacity, but as these contracts end, we may not be able to purchase coal on terms as favorable as the current contracts.

      Changes in the cost of coal and changes in the relationship between such cost and the market price of power will affect our financial results. Since the price we obtain for power may not change at the same rate as the change in coal costs, we may be unable to pass on the changes in costs to our customers. In addition, the price we can charge our retail customers in Ohio is frozen through December 31, 2005.

      In addition, actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our financial results may be diminished in the future as those transactions are marked to market.

We may not be able to respond effectively to competition from other generation companies.

      We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. To the extent that competition increases, our profit margins may be negatively affected. Industry deregulation may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels.

      While demand for power is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The start-up of new facilities in our regional markets could increase competition in the wholesale power market in our region, which could harm our business, results of operations and financial condition. Also, industry restructuring in our region could affect our operations in a manner that is difficult to predict, since the effects will depend on the form and timing of the restructuring.

Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could harm our cash flow and profitability.

      Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past, and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

We anticipate that we will incur considerable capital costs for environmental compliance.

      Virtually all of our generating capacity is coal burning. We plan to install new emissions control equipment and may be required to upgrade existing equipment, purchase emissions allowances or reduce operations. We expect to spend between $495 and $824 million (of which $404 million had been expended as of March 31, 2003) in connection with the installation of emission control equipment at our facilities to comply with the new nitrogen oxide emission rules under the Clean Air Act. Moreover, environmental laws are subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

      If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the U.S. Environmental Protection Agency (EPA) and various states filed against us highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

      Since 1999, we and some of our affiliates have been involved in litigation regarding generating plant emissions under the Clean Air Act. EPA and a number of states alleged that we and eleven unaffiliated utilities modified certain units at coal-fired generating plants in violation of the Clean Air Act. EPA filed complaints against us and some of our affiliated public utility subsidiaries in U.S. District Court for the Southern District of Ohio. A separate lawsuit initiated by certain special interest groups was consolidated with the EPA case. The alleged modification of the generating units occurred over a 20 year period.

      If these actions are resolved against us, substantial modifications of our existing coal-fired power plants would be required. In addition, we could be required to invest significantly in additional emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt operations at certain plants. Moreover, our results of operations could be reduced and our financial position could suffer due to the consequent distraction of management and the expense of ongoing litigation.

We are unlikely to be able to pass on the cost of environmental compliance to our customers.

      Most of our contracts with wholesale customers do not permit us to recover additional capital and other costs incurred by us to comply with new environmental regulations. Due to the deregulation of generation in Ohio, we cannot currently recover through increased rates additional capital and other costs incurred by us to comply with new environmental regulations with respect to our generation previously regulated in Ohio.

Our operating results may fluctuate on a seasonal and quarterly basis reflecting, in part, weather conditions.

      Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

Changes in technology may significantly affect our business by making our power plants less competitive.

      A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our financial results.

           RISKS RELATED TO OUR POWER TRADING AND WHOLESALE BUSINESSES

      In October 2002, AEP announced its plans to reduce the exposure to energy trading markets of its subsidiaries that trade power (including us) and to downsize the trading and wholesale marketing operations conducted on behalf of such subsidiaries. Our power trading and marketing operations are limited to risk management around our generation assets and those of our regulated affiliates. Management is unable to predict the effect this downsizing of our trading operations will have on our future results of operations and cash flows. The following risk factors appearing under this subheading should be read in light of the announcements discussed in this paragraph.

Our revenues and results of operations are subject to market risks that are beyond our control.

      We sell a portion of the power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity as part of our power marketing and trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through regulated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

      Volatility in market prices for fuel and power may result from:

   weather conditions;
   seasonality;
   power usage;
   illiquid markets;
   transmission or transportation constraints or inefficiencies;
   availability of competitively priced alternative energy sources;
   demand for energy commodities;
   natural gas, crude oil and refined products, and coal production levels; natural disasters, wars, embargoes and other catastrophic events; and federal, state and foreign energy and environmental regulation and legislation.

Our power trading (including fuel procurement and power marketing) and risk management policies cannot eliminate the risk associated with these activities.

      Our power trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our power trading and risk management decisions may have on our business, operating results or financial position.

      We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our results of operations and financial position.

      Our power trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate.

Our financial performance may be adversely affected if we are unable to successfully operate our electric generating facilities.

      Our performance depends on the successful operation of our electric generating facilities. Operating electric generating facilities involves many risks, including:

o     operator error and breakdown or failure of equipment or processes;

o operating limitations that may be imposed by environmental or other regulatory requirements;

o     labor disputes;

o     fuel supply interruptions; and

o catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences.

      A decrease or elimination of revenues from power produced by our electric generating facilities or an increase in the cost of operating the facilities would adversely affect our results of operations.

Parties with whom we have contracts may fail to perform their obligations, which could harm our results of operations.

      We are exposed to the risk that counterparties that owe us money or power will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. As reported in the national press, the credit downgrades of numerous participants in this market would suggest that credit rating agencies have concluded that the risk of default by such participants has increased. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predict if defaults by counterparties exceed our estimates.

We rely on electric transmission facilities that we do not own or control. If these facilities do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to the purchasers of our power.

      We depend on transmission facilities owned and operated by other unaffiliated power companies to deliver the power we sell at wholesale. This dependence exposes us to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale power. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

      The FERC has issued electric transmission initiatives that require electric transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

We do not fully hedge against price changes in commodities.

      We routinely enter into contracts to purchase and sell electricity as part of our power marketing and trading operations and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the-counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

      We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

We are unable to predict the course, results or impact, if any, of current or future energy market investigations.

      In February 2002, the FERC issued an order directing its staff to conduct a fact-finding investigation into whether any entity, including Enron Corp., manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002, AEP furnished certain information to the FERC in response to their related data request.

      Pursuant to the FERC's February order, on May 8, 2002, the FERC issued further data requests, including requests for admissions, with respect to certain trading strategies engaged in by Enron Corp. and, allegedly, traders of other companies active in the wholesale electricity and ancillary services markets in the West, particularly California, during the years 2000 and 2001. This data request was issued to AEP as part of a group of over 100 entities designated by the FERC as all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator and/or the California Power Exchange.

      The May 8, 2002 FERC data request required senior management to conduct an investigation into AEP's trading activities during 2000 and 2001 and to provide an affidavit as to whether AEP engaged in certain trading practices that the FERC characterized in the data request as being potentially manipulative. AEP's senior management complied with the order and denied its involvement with those trading practices.

      On May 21, 2002, the FERC issued a further data request with respect to this matter to AEP and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash," "round trip" or "sale/buy back" trading in the Western System Coordinating Council (WSCC), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, wash sales). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to AEP and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing its records, AEP responded to the FERC that it did not participate in any "wash sale" transactions involving power or gas in the relevant market. AEP further informed the FERC that certain of its traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including AEP, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales.

      The Public Utility Commission of Texas, which has jurisdiction over several of our affiliates, also issued similar data requests to us and other power marketers. We responded to such data request by the July 2, 2002 response date. The U.S. Commodity Futures Trading Commission (CFTC) issued a subpoena to us on June 17, 2002 requesting information with respect to "wash sale" trading practices. We responded to the CFTC.

      In August 2002, AEP received an informal data request from the SEC asking it to voluntarily provide documents related to "round-trip" or "wash" trades and AEP has provided the requested information to the SEC. In March 2003, we received a subpoena from the SEC. The subpoena seeks additional information and is part of the SEC's formal investigative process. We responded to the subpoena in April 2003. AEP recently completed a review of its trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to either our financial statements or AEP's. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

      Management is unable to predict the course or outcome of these or any future energy market investigations or their impact, if any, on power commodity trading generally or, more specifically, on our trading operations or future results of operations and cash flows.

Diminished liquidity in the wholesale power markets could negatively impact our earnings.

      The Enron Corp. bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades of numerous other market participants have significantly reduced such participants' participation in the wholesale power markets. Likewise, numerous market participants have announced material scaling back of or exit from the wholesale power market business. These events are causing a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which has resulted and could continue to result in a decrease in the volume and liquidity in the wholesale power markets. We are unable to predict the impact of such developments on our power marketing and trading business.

Potential for disruption exists if the delay of a FERC market power mitigation order is lifted.

      A FERC order on AEP's triennial market based wholesale power rate authorization update required certain mitigation actions that certain AEP subsidiaries, including us, would need to take for sales/purchases within its control area and required AEP to post information on its website regarding its power systems status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of our operations and cash flows.

                 RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY

We are subject to risks associated with a changing economic environment.

      In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and results of operations could be adversely affected.

      The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

A downgrade in our credit rating or that of AEP could negatively affect our ability to access capital and/or to operate our power trading businesses.

      Standard & Poor's and Moody's rate our senior, unsecured debt at BBB and A3, respectively. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

      On February 10, 2003, Moody's downgraded AEP's short-term debt rating to P-3 (with stable outlook) from P-2. On March 7, 2003, Standard & Poor's affirmed AEP's short-term rating of A-2 with stable outlook. As a result of the Moody's downgrade, AEP's access to the commercial paper market may be limited and our short-term debt borrowing costs may increase because we conduct our short-term borrowing through AEP and on the same terms available to AEP.

      Our power trading business relies on the investment grade ratings of our senior, unsecured debt. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating were to decline below investment grade, our ability to profitably operate our power trading business would be diminished, because we would likely have to deposit cash or cash related instruments, which would reduce our profits.

                             PROSPECTUS SUPPLEMENTS

      We may provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your notes, (b) the accompanying prospectus supplement provides more specific terms of your notes, and (c) if not in the accompanying prospectus supplement, the pricing supplement will provide the final terms of your notes. It is important for you to consider the information contained in this prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

            Twelve Months Ended                 Ratio

            December 31, 1998                    3.28
            December 31, 1999                    3.43
            December 31, 2000                    2.75
            December 31, 2001                    2.77
            December 31, 2002                    3.55
            March 31, 2003                       3.73

      For purposes of computing this ratio (a) earnings consist of income before provision for income taxes and fixed charges and (b) fixed charges consist of interest expense, amortization of debt expense and pretax preferred stock dividend requirements.

      For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement we filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

   Annual Report on Form 10-K for the year ended December 31, 2002;

   Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

   Current Reports on Form 8-K filed February 5, 2003 and May 14, 2003.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Mr. R. Todd Rimmer
      American Electric Power Service Corporation
      1 Riverside Plaza
      Columbus, Ohio 43215
      614-716-1000

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                 USE OF PROCEEDS

      Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business. These purposes include redeeming or repurchasing outstanding debt, including short-term debt, advances from affiliates or preferred stock and replenishing working capital. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. We estimate that our construction costs in 2003 will approximate $241,000,000. We had $239,328,000 of advances from affiliates outstanding as of March 31, 2003.

                            DESCRIPTION OF THE NOTES

General

      We will issue the notes under the Indenture dated September 1, 1997 (as previously supplemented and amended) between us and the Trustee, Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee's offices at 60 Wall Street, New York, New York.

      The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of notes and issue additional notes of such series.

      The notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by a Mortgage and Deed of Trust, dated as of October 1, 1938 (as previously supplemented and amended) between us and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

      The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the notes will not be subject to any conversion, amortization, or sinking fund. We expect that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

      In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

      The following terms may apply to each note as specified in the applicable pricing or prospectus supplement and the note.

Redemptions

      If we issue redeemable notes, we may redeem such notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

Remarketed Notes

      If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal

      Unless otherwise stated in a prospectus supplement, book-entry notes of a series will be issued in the form of a global note that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue note certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

      Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

      DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange note certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

      We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

      It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global notes and voting by participants, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

      According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

o we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

      If we issue note certificates, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

Original Issue Discount

      We may issue the notes at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the notes are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those notes.

Interest Rate

      The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

      If we issue a note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Notes

      A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a note. We will pay interest monthly, quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

      Each floating rate note will have an interest rate formula. The applicable pricing supplement will state the initial interest rate or interest rate formula on each note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

      "Event of Default" means any of the following:

 - failure to pay for three business days the principal of (or premium, if any, on) any note of a series when due and payable;

 - failure to pay for 30 days any interest on any note of any series when due and payable;

 - failure to perform any other requirements in such notes, or in the Indenture in regard to such notes, for 90 days after notice;

 - certain events of bankruptcy or insolvency; or any other event of default specified in a series of notes.

      An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected may require us to repay the entire principal of the notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

      The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

      Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

      Under the Indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of any series of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

Consolidation, Merger or Sale

      We may merge or consolidate with any corporation or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the notes.

Legal Defeasance

      We will be discharged from our obligations on the notes of any series at any time if:

o we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series, and

o we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.
Covenant Defeasance

      We will be discharged from our obligations under any restrictive covenant applicable to the notes of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

      The Indenture and notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

      We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

                              PLAN OF DISTRIBUTION

      We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

      Notes may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

      The Agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

      If underwriters are used in the sale, the underwriters will acquire the notes for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

      We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

      Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Our counsel, Simpson Thacher & Bartlett LLP, New York, NY, and one of our lawyers will each issue an opinion about the legality of the notes for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                     EXPERTS

      The financial statements of the Company incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated May 14, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the realignment of segments for financial reporting purposes).

      The financial statement schedule of the Company incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K (as updated by the Company's Current Report on Form 8-K dated May 14, 2003) has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

      The aforementioned reports have been so incorporated in reliance upon such firm given their authority as experts in accounting and auditing.



               Table of Contents

THE COMPANY........................  2
RISK FACTORS.......................  2
PROSPECTUS SUPPLEMENTS............. 14
RATIO OF EARNINGS TO
   FIXED CHARGES................... 14
WHERE YOU CAN FIND MORE
    INFORMATION ................... 14
USE OF PROCEEDS ................... 15           $650,000,000 UNSECURED NOTES
DESCRIPTION OF THE NOTES .......... 16
   General  ....................... 16
   Redemptions .................... 16
      Remarketed Notes............. 17
   Book-Entry Notes - Registration,
        Transfer, and Payment of                        PROSPECTUS
        Interest and Principal .... 17
   Note Certificates - Registration,
        Transfer, and Payment of
        Interest and Principal .... 18
   Original Issue Discount......... 18
   Interest Rate .................. 19                The date of this
      Fixed Rate Notes ............ 19         Prospectus is __________, 2003
            Floating Rate Notes ... 19
      Events of Default............ 19
      Modification of Indenture.... 20
     Consolidation, Merger or Sale. 20
     Legal Defeasance.............. 21
     Covenant Defeasance........... 21
     Governing Law................. 21
     Concerning the Trustee........ 21
PLAN OF DISTRIBUTION............... 21
      By Agents.................... 21
      By Underwriters.............. 22
      Direct Sales................. 22
      General Information.......... 22
LEGAL OPINIONS..................... 22
EXPERTS............................ 22


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.*

            Estimation based upon the issuance of all of the unsecured notes in two issuances:

Securities and Exchange Commission Filing Fees....................$  52,585
Printing Registration Statement, Prospectus, etc..................   60,000
Independent Auditors' fees........................................   34,000
Charges of Trustee (including counsel fees).......................   45,000
Legal fees........................................................  200,000
Rating Agency fees................................................  250,000
Miscellaneous expenses............................................  100,000
                                                                   --------
     Total........................................................ $741,585
                                                                   ========

*     Estimated, except for filing fees.


Item 15.    Indemnification of Directors and Officers.

      Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio the power and/or authority to indemnify any person who is or has been a director, officer, agent or employee of that corporation, or of another corporation, domestic or foreign, non-profit or for profit, limited liability company or a partnership, joint venture or other enterprise, at the request of that corporation, against expenses actually and reasonably incurred by him in connection with any pending, threatened or completed action, suit or proceeding, criminal or civil, to which he was, is or may be made a party because of being or having been such director, officer or employee, provided, in connection therewith, that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct shall have been adjudged unless a court determines that such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which relates to unlawful loans, dividends and distributions of assets, and that, in the case of a criminal matter, such person is determined to have had no reasonable cause to believe that his conduct was unlawful. Section 1701.13(E) further provides that to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Section 1701.13(E) further provides that unless the articles of incorporation or the code of regulations of a corporation state by specific reference to Section 1701.13(E) that Section 1701.13(E) does not apply to the corporation, and unless the only liability asserted against a director is pursuant to Section 1701.95, expenses incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking
(i) to repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director acted, or failed to act, with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. Section 1701.13(E) also provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. The Company's Code of Regulations provides for the indemnification of directors and officers of the Company to the fullest extent permitted by law.

      The above is a general summary of certain provisions of the Company's Code of Regulations and of the Ohio Revised Code and is subject in all respects to the specific and detailed provisions of the Company's Code of Regulations and the Ohio Revised Code.

      Reference is made to the Selling Agency Agreement and Underwriting Agreement filed as Exhibits 1(a) and 1(b) hereto, respectively, which provide for indemnification of the Company, certain of its directors and officers, and persons who control the Company, under certain circumstances.

      The Company maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Item 16.    Exhibits.

      Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.

Item 17.    Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of unsecured notes offered (if the total dollar value of unsecured notes offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the unsecured notes offered, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of Ohio, the registrant's bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the unsecured notes, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

      (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 17th day of June, 2003.

                              OHIO POWER COMPANY

                              E. Linn Draper, Jr.*
                              Chairman of the Board and
                              Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                          Title                      Date

(i) Principal Executive
        Officer                    Chairman of the Board
                                    and Chief Executive
      E. Linn Draper, Jr.*                 Officer                June 17, 2003

(ii) Principal Financial
        Officer:

  /s/ Susan Tomasky
      Susan Tomasky                Vice President                 June 17, 2003

(iii) Principal Accounting
         Officer:

  /s/ Joseph M. Buonaiuto          Controller and Chief
       Joseph M. Buonaiuto         Accounting Officer             June 17, 2003

(iv) A Majority of the Directors:

      E. Linn Draper, Jr.*
      Geoffrey S. Chatas*
      Jeffrey D. Cross*
      H. W. Fayne*
      Thomas M. Hagan*
      A. A. Pena*
      Robert P. Powers*
      Thomas V. Shockley, III*
      Susan Tomasky                                               June 17, 2003

*By_/s/ Susan Tomasky__
(Susan Tomasky, Attorney-in-Fact)

                                  EXHIBIT INDEX

      Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Sections 201.24 and 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

Exhibit No.                        Description

*1(a) Copy of proposed form of Selling Agency Agreement for the unsecured notes.

*1(b) Copy of proposed form of Underwriting Agreement for the unsecured notes.

 4(a) Copy of Indenture, dated as of September 1, 1997, between the Company and Bankers Trust Company, as Trustee [Registration Statement No. 333-49595, Exhibits 4(a), 4(b) and 4(c); Registration Statement No. 333-75783, Exhibits 4(b) and (c)].

*4(b) Copy of Company Order and Officers' Certificate, dated June 9, 1999, establishing certain terms of the 6.75% Senior Notes, Series B, due 2004.

*4(c) Copy of Company Order and Officers' Certificate, dated September 1, 1999, establishing certain terms of the 7% Senior Notes, Series C, due 2004.

*4(d) Copy of Company Order and Officers' Certificate, dated May 22, 2000, establishing certain terms of the Floating Rate Notes, Series A, due 2001.

*4(e)     Copy of proposed form of Company Order for the unsecured notes.

*5 Opinion of Simpson Thacher & Bartlett LLP with respect to the unsecured notes.

12 Statement re Computations of Ratios [Quarterly Report on Form 10-Q of the Company for the period ended March 31, 2003, File No. 1-6543,
          Exhibit 12].

*23(a)    Consent of Deloitte & Touche LLP.

 23(b) Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5 filed herewith).

*24 Powers of Attorney and resolutions of the Board of Directors of the Company.

*25 Form T-1 re eligibility of Deutsche Bank Trust Company Americas to act as Trustee under the Indenture.